UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2004

ANNUITY AND LIFE RE (HOLDINGS), LTD.

(Exact Name of Registrant as Specified in Charter)

Bermuda	1-16561	66-0619270

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cumberland House, 1 Victoria Street, Hamilton, Bermuda		HM 11

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 296-7667

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 4. Changes in Registrant’s Certifying Accountant.

     In a letter dated March 30, 2004, KPMG in Bermuda (“KPMG”) advised Annuity and Life Re (Holdings), Ltd. (the “Company”) that KPMG will not be seeking re-election as the Company’s independent auditor for the year ending December 31, 2004. That determination was a decision of KPMG and was not recommended by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”). The Audit Committee has begun the process of selecting a new independent auditor, but has not yet engaged a firm to serve in that role.

     The audit reports issued by KPMG on the consolidated financial statements of the Company for the years ended December 31, 2003 and December 31, 2002, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s reports on the consolidated financial statements of the Company for the years ended December 31, 2003 and December 31, 2002 contained a separate explanatory paragraph stating:

“The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered significant losses from operations and experienced liquidity demands that raise substantial doubt about its ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.”

     During the two most recent fiscal years ended December 31, 2003 and December 31, 2002, and the subsequent interim period from January 1, 2004 through March 30, 2004 (the “Reporting Period”), there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements for such periods.

     Also during the Reporting Period, KPMG discussed orally with the Company’s management, and noted in a letter dated March 24, 2004 to the Audit Committee delivered in connection with KPMG’s audit of the Company’s consolidated financial statements for the year ended December 31, 2003, certain matters involving internal control and the Company’s operations that KPMG considered to be a reportable condition under standards established by the American

Institute of Certified Public Accountants in regard to the Company’s finance department review procedures. The Company is reporting this reportable condition as a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K (a “Reportable Event”). Specifically, KPMG stated in its letter as follows:

“Finance Department Review Procedures

Observations

In our letter to you dated May 5, 2003 we raised the following observation and recommendation, which we believe is still relevant:

In March 2003 Jay Burke assumed the role of Chief Executive Officer as well as Chief Financial Officer. While we noted that, late in 2002, the Company hired Maria Galluzzo to support Jay in an accounting role, we are concerned that Jay may be over-burdened in carrying out both CEO and CFO responsibilities. In our view, it is essential that the Company have a full time CFO that has SEC and reinsurance experience to focus on the financial affairs of the Company. The Company should hire a full time CFO that has SEC and reinsurance experience to focus on the financial affairs of the Company as soon as possible. Consideration should also be given to hiring another qualified CPA in a controller role to assist the new CFO.

In the third quarter of 2003, the Company incorrectly recorded certain accounting entries related to its Transamerica annuity reinsurance contract that subsequently resulted in a restatement of the Company’s third quarter results and Form 10Q for the three months ended September 30, 2003. From our review of this incident, it would appear that certain entries had been made by the Company’s Chief Actuary without proper review by an independent member of the Company’s finance function or by the Company’s CEO/CFO at that time.

During our year-end audit we also noted that the accounting entries made for the Transamerica contract and the process followed during 2003 was very complicated and that, in part, led to the error in the third quarter.

Recommendation

The Company should strengthen its review procedures for all entries being made to the Company’s general ledger for the Transamerica contract such that all entries are subject to formal independent review before being entered in the general ledger. We note that, since the third quarter error arose, the Company has appointed John Lockwood as CFO and, as a result Jay Burke is able to focus purely on his role as the Company’s CEO. We believe that this appointment should enable the Company to strengthen its internal review procedures.

The accounting process for the Transamerica contract should be reviewed and made simpler, such that only one set of records is maintained. This single set of accounting records should be reconciled to the reports received from Transamerica each quarter and should be subject to the independent review procedures discussed previously.”

The Chairman of the Audit Committee has discussed the reportable condition with KPMG. The Company will authorize KPMG to respond fully to the inquiries of any successor accountant concerning the foregoing.

     During the Reporting Period, there were no other Reportable Events.

     The Company provided KPMG with a copy of the statements contained in this Current Report on Form 8-K and requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with such statements, and if not, stating in which respects it does not agree. A copy of KPMG’s letter is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

16.1	Letter dated April 6, 2004 from KPMG in Bermuda to the Securities and Exchange Commission.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNUITY AND LIFE RE (HOLDINGS), LTD.

Date: April 6, 2004	By:	/s/ John F. Burke

John F. Burke
Chief Executive Officer and President

EXHIBIT INDEX

16.1	Letter dated April 6, 2004 from KPMG in Bermuda to the Securities and Exchange Commission. .